Exhibit 1.2

ARTICLES OF INCORPORATION
OF
[INSERT NAME]

FIRST:

     The name of the corporation is [INSERT NAME].

SECOND:

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:

     The name of this corporation’s initial agent for service of process in the State of California is C T Corporation System.

FOURTH:

     The total number of shares which the corporation is authorized to issue is Five Thousand (5000) shares of the common stock, all of which are to have a par value of One Dollar ($1.00). The stock of this corporation shall be issued for such consideration as may be determined by the Board of Directors. Stockholders shall have no pre-emptive rights. Stockholders may enter into agreements with this corporation or with each other to control or restrict the transfer of stock and such agreements may take the form of options, rights of first refusal, buy and sell agreements or any other lawful form of agreement.

FIFTH:

     The power to alter, amend or repeal the By-laws of this corporation shall be vested in each of the Board of Directors and the shareholders of this corporation.

SIXTH:

     The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

SEVENTH:

     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this    day of    , 2004.

   , Incorporator
Address:

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